Exhibit 99.1

GSI Technology, Inc. Appoints Kim Le to Board of Directors

SUNNYVALE, CA—(Globe Newswire—October 27, 2020) - GSI Technology, Inc. (NASDAQ:GSIT), a leading provider of high-performance memory solutions for the networking, telecommunications and military markets, and developer of the Gemini® Associative Processing Unit (APU) for Artificial Intelligence, today announced the appointment of Kim Le to its Board of Directors and Audit Committee and Nominating and Corporate Governance Committee.

Ms. Le is currently the Chief Executive Officer of A2Q2 Corporation, a global Special Ops firm which assists growth companies design and implement business processes, ERP systems and internal controls to comply with the Sarbanes—Oxley Act of 2002.  Ms. Le brings over 25 years of experience in public accounting, internal auditing and building businesses.  In addition to her role at A2Q2, she is the Chief Executive Officer of Directors League, Inc., a peer-to-peer community of corporate directors who currently serve on the boards of publicly traded companies, where she has served in such role since founding the organization in July 2018.  Ms. Le is also on the board of directors of Midpen Housing, a nonprofit real estate developer of affordable housing, where she has been the Audit Committee Chair since 2012 in addition to serving as a member of the Executive and NomGov Committees.  In August 2020, Ms. Le also founded software company SASI Robotics, where she holds the office of Chief Executive Officer.  She has an extensive background in advising board of directors, audit committees and C-level executives on matters related to corporate governance and internal controls.

“We are pleased to have Kim join the Board of Directors as an independent director,” said GSI Technology’s Chairman and CEO, Lee-Lean Shu.  “She brings an exceptional set of skills in finance and accounting, which will only build upon and diversify the existing breadth of knowledge in financial reporting and compliance of our Audit Committee.  She also brings a wealth of experience as a Chief Executive Officer which, together with her accounting background, will bring in new perspectives at the intersection of finance and corporate strategy. We believe Ms. Le will provide great contributions to the Company and its stockholders.”

Prior to founding A2Q2, Ms. Le was a Senior Manager at Protiviti from 2002 to 2003 and from 1994 to 2002 she led financial statement audits, IPOs, revenue recognition and M&A due diligence at Arthur Andersen.  She is the recipient of the National Diversity & Inclusion Champion Award by Financial Executives International and received the Women to Watch Trailblazer Award by the California Society of CPAs.  Ms. Le has a Bachelor of Science degree in Accountancy from Arizona State University and is a licensed CPA in California and Arizona.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI’s resources are currently focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments, and Gemini, the APU designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Source: GSI Technology, Inc.

GSI Technology, Inc.

Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kim Rogers

Managing Director
385-831-7337

Kim@HaydenIR.com